EXHIBIT 23-C


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Sprint Nextel Corporation Registration Statement on Form S-8 of our report dated March 14, 2005 relating to the consolidated financial statements and financial statement schedules of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," in 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002) and of our report dated March 14, 2005 relating to management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, both appearing in the Form 8-K of Sprint Nextel Corporation dated August 18, 2005.


/s/ Deloitte & Touche LLP


McLean, Virginia
December 7, 2005